Exhibit (d)(iii)
                   FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

This Investment Sub-Advisory Agreement ("Agreement") is made as of the 1st day of March, 1999 by and between Wilshire Associates Incorporated, a California corporation ("Adviser") and Scudder Kemper Investments, a Delaware corporation ("Sub-Adviser").


     WHEREAS Adviser is the investment adviser of the Horace Mann Mutual Funds (the "Fund"), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), currently consisting of seven separate series or portfolios (collectively, the "Fund Portfolios") including the Horace Mann Growth Fund, the Horace Mann Income Fund, the Horace Mann Balanced Fund, the Horace Mann Short-Term Investment Fund, the Horace Mann Socially Responsible Fund, the Horace Mann International Equity Fund, and the Horace Mann Small-Cap Growth Fund;

     WHEREAS Adviser desires to retain Sub-Adviser to furnish investment advisory services for the Fund Portfolio(s) as described in Exhibit 1 - Fund Portfolio Listing, as may be amended from time to time, and Sub-Adviser wishes to provide such services, upon the terms and conditions set forth herein;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. APPOINTMENT Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to each Fund Portfolio for the period and on the terms set forth in this Agreement. Sub- Adviser hereby accepts such appointment and agrees to furnish the services set forth for the compensation herein provided.

2. SUB-ADVISER SERVICES Subject always to the supervision of the Fund's Board of Trustees and Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, such portion of the assets of each Fund Portfolio as Adviser shall from time to time designate (each a "Portfolio Segment") and place all orders for the purchase and sale of securities on behalf of the Portfolio Segment. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and each Fund Portfolio and will monitor a Portfolio Segment's investments, and will comply with the provisions of the Fund's Declaration of Trust and Bylaws, as amended from time to time, and the stated investment objectives, policies and restrictions of each Fund Portfolio as set forth in the prospectus and Statement of Additional Information for each Fund Portfolio, as amended from time to time, as well as any other objectives, policies or limitations as may be provided by Adviser to Sub-Adviser in writing from time to time.


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Sub-Adviser will provide reports at least quarterly to the Board of Trustees and to Adviser. SubAdviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of each Fund Portfolio with respect to each Portfolio
Segment and to consult with Adviser regarding the investment affairs of each Portfolio Segment.


Sub-Adviser agrees that it:

     (a) will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

     (b) will conform with all applicable rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including all portfolio diversification requirements necessary for each Portfolio Segment to comply with subchapter M of the Internal Revenue Code as if it were a regulated investment company thereunder;

     (c) to the extent directed by Adviser in writing, will execute purchases and sales of portfolio securities for each Portfolio Segment through brokers or dealers designated by management of the Fund to Adviser for the purpose of providing direct benefits to the Fund, provided that Sub-Adviser determines that such brokers or dealers will provide reasonable execution in view of such other benefits, and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment to such brokers or dealers for the account of each Fund Portfolio. Adviser and the Fund understand that the brokerage commissions or transaction costs in such transactions may be higher, and that the Fund may receive less favorable prices, than those which the Sub-Adviser could obtain from another broker or dealer, in order to obtain such benefits for the Fund;

     (d) is authorized to and will select all other brokers or dealers that will execute the purchases and sales of portfolio securities for each Portfolio Segment and is hereby authorized as the agent of the Fund to give instructions to the Fund's custodian as to deliveries of securities or other investments and payments of cash of each Portfolio Segment for the account of each Fund Portfolio. In making such selection, Sub-Adviser is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of a Portfolio Segment's orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of a Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused a Fund Portfolio to pay a member of a securities exchange,


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     a broker or a dealer a commission for effecting a securities transaction of a Fund Portfolioin excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion;


     (e) is authorized to consider for investment by each Portfolio Segment securities that may also be appropriate for other funds and/or clients served by Sub-Adviser. To assure fair treatment of each Portfolio Segment and all other clients of Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among each Portfolio Segment and other clients in a manner deemed equitable by Sub-Adviser. Sub-Adviser is authorized to aggregate purchase and sale orders for securities held (or to be held) in each Portfolio Segment with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated, the actual prices applicable to the aggregated transaction will be averaged and each Portfolio Segment and each other account or portfolio participating in the aggregated transaction will be treated as having purchased or sold its portion of the securities at such average price, and all transaction costs incurred in effecting the aggregated transaction will be shared on a pro-rata basis among the accounts or portfolios (including each Portfolio Segment) participating in the transaction. Adviser and the Fund understand that SubAdviser may not be able to aggregate transactions through brokers or dealers designated by Adviser with transactions through brokers or dealers selected by Sub-Adviser, in which event the prices paid or received by each Portfolio Segment will not be so averaged and may be higher or lower than those paid or received by other accounts or portfolios of Sub-Adviser;

     (f) will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of each Portfolio Segment, including without limitation, review of the general investment strategies of each Portfolio Segment, the performance of each Portfolio Segment in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Adviser;

     (g) will prepare such books and records with respect to each Portfolio Segment's securities transactions as requested by Adviser and will furnish Adviser and the Fund's Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;


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     (h) will vote all proxies with respect to securities in each Portfolio
     Segment; and

     (i) will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement.


3. EXPENSES During the term of this Agreement, Sub-Adviser will provide the office space, furnishings, equipment and personnel required to perform its activities under this Agreement, and will pay all customary management expenses incurred by it in connection with its activities under this Agreement, which shall not include the cost of securities (including brokerage commissions, if any) purchased for each Portfolio Segment.

4. COMPENSATION For the services provided and the expenses assumed under this Agreement, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, at a sub-advisory fee computed and paid as set forth in Exhibit 2 - Fee Schedule

5. OTHER SERVICES Sub-Adviser will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent Adviser, the Fund or a Fund Portfolio or otherwise be deemed an agent of Adviser, the Fund or a Fund Portfolio. Adviser understands and has advised the Fund's Board of Trustees that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients. Sub-Adviser understands that during the term of this Agreement Adviser may retain one or more other sub-advisers with respect to any portion of the assets of a Fund Portfolio other than each Portfolio Segment.

6. AFFILIATED BROKER Sub-Adviser or an affiliated person of Sub-Adviser may act as broker for each Fund Portfolio in connection with the purchase or sale of securities or other investments for each Portfolio Segment, subject to: (a) the requirement that Sub-Adviser seek to obtain best execution as set forth above;
(b) the provisions of the Investment Advisers Act of 1940, as amended (the "Advisers Act"); (c) the provisions of the Securities Exchange Act of 1934, as amended; and (d) other applicable provisions of law. Subject to the requirements of applicable law and any procedures adopted by the Fund's Board of Trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Fund Portfolio or the Fund for such services in addition to Sub-Adviser's fees for services under this Agreement.

7. REPRESENTATIONS OF SUB-ADVISER Sub-Adviser is registered with the Securities and Exchange Commission under the Advisers Act. Sub-Adviser shall use all commercially reasonable efforts to remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser. Sub-Adviser: (a) is duly organized and validly existing under the laws of the state of its organization with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c)


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is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, and the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform its services under this Agreement, and (e) will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act. In addition, Sub-Adviser represents that it has provided Adviser with copies of each of the following documents: (i) Sub-Adviser's Form ADV as filed with the Securities Exchange Commission; and (ii) separate lists of persons who Sub-Adviser wishes to have authorized to give written and/or oral instructions to Custodians of Fund assets for the Portfolio. Sub-Adviser will furnish Adviser from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Such amendments or supplements as to items (i) through (ii) will be provided within 30 days of the time such materials became available to Sub-Adviser.


8. BOOKS AND RECORDS Sub-Adviser will maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to each Portfolio Segment's investments that are required to be maintained by the Fund pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
(b)(10) and (f) of Rule 31a-1 under the 1940 Act. Sub-Adviser agrees that all books and records which it maintains for each Fund Portfolio or the Fund are the property of the Fund and further agrees to surrender promptly to the Adviser or the Fund any such books, records or information upon the Adviser's or the Fund's request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Fund's accountants or auditors during regular business hours at Sub-Adviser's offices. Adviser and the Fund or either of their authorized representative shall have the right to copy any records in the possession of SubAdviser which pertain to each Fund Portfolio or the Fund. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, all such books, records or other information shall be returned to Adviser or the Fund (provided, however, that Sub-Adviser may retain copies of such records as required by law).

Sub-Adviser agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as authorized in this Agreement or in writing by Adviser or the Fund, or if such disclosure is required by federal or state regulatory authorities. Sub-Adviser may disclose the investment performance of each Portfolio Segment, provided that such disclosure does not reveal the identity of Adviser, each Fund Portfolio or the Fund or the composition of each Portfolio Segment. Sub-Adviser may, however, disclose that Adviser, the Fund and each Fund Portfolio are its clients.

9. CODE OF ETHICS Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1(b)and (c) under the 1940 Act and will provide Adviser and the Fund with a copy of such code. Within 20 days of the end of each calendar quarter during which this


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Agreement remains in effect, the Sub-Adviser shall certify to Adviser or the
Fund that SubAdviser has complied with the requirements of Rule 17j-1 during the previous quarter with respect to the Portfolio Segment and that there have been no violations of Sub-Adviser's code of ethics with respect to the Portfolio Segment or, if such a violation has occurred, the nature of such violation and of the action taken in response to such violation.


10. LIMITATION OF LIABILITY Neither Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or loss arising out of any investment, or for any other act or omission in the performance by Sub-Adviser of its duties hereunder, except for liability resulting from willful misfeasance, bad faith, or negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

Sub-Adviser agrees to indemnify and defend Adviser, its officers, directors, employees and any person who controls Adviser (collectively, "Adviser Indemnitees") for any loss or expense (including reasonable attorneys' fees) arising out of or in connection with any claim, demand, action, suit or proceeding relating to any actual or alleged material misstatement or omission in the Fund's registration statement, any proxy statement, or any communication to current or prospective investors in the Fund Portfolio, made by Sub-Adviser and provided to Adviser or the Fund by Sub-Adviser, provided, however, that in no case is Sub-Adviser's indemnity in favor of Adviser Indemnitees deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

Adviser agrees to indemnify and hold harmless Sub-Adviser, its officers, directors, employees, any affiliated person of Sub-Adviser, within the meaning of Section 2(a)(3) of the 1940 Act, and each controlling person of Sub-Adviser (collectively, "Sub-Adviser Indemnitees"), against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which a Sub-Adviser Indemnitee may become subject arising out of Adviser's responsibilities as investment manager of the fund (1) to the extent of and as a result of the willful misconduct, bad faith or negligence by Adviser, any of Adviser's employees or representatives or any affiliate of or any person acting on behalf of Adviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement [Prospectus, Statement of Additional Information] including any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made other than in reliance upon and in conformity with written information furnished by Sub-Adviser, or any affiliated person of Sub-Adviser expressly for use in the Registration Statement or other than upon verbal information confirmed by Sub-Adviser


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expressly in writing; provided, however, that in no case is Adviser's indemnity in favor of the Sub-Adviser indemnitees deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or negligence in the performance of its duties under this Agreement. It is agreed that Adviser's indemnification obligations under this Section 10 will extend to expenses and costs (including reasonable attorneys fees) incurred by Sub-Adviser as a result of any litigation brought by Adviser alleging Sub-Adviser's failure to perform its obligations and duties in the manner required under this Agreement unless judgment is rendered for Adviser.


11. TERM AND TERMINATION This Agreement shall become effective with respect to each Portfolio Segment on _________, 199_, and shall remain in full force until _________, unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to a Fund Portfolio, but only as long as such continuance is specifically approved for a Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, Sub-Adviser may continue to serve in such capacity for a Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall terminate as follows:

(a) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act) and may be terminated at any time without the payment of any penalty by Adviser or by Sub-Adviser on sixty days written notice to the other party. This Agreement may also be terminated by the Fund with respect to each Fund Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of each Fund Portfolio (as defined in the 1940 Act) on sixty days written notice to Sub-Adviser by the Fund.

(b) This Agreement may be terminated with respect to any Fund Portfolio at any time without payment of any penalty by Adviser, the Board of Trustees or a vote of majority of the outstanding voting securities of a Fund Portfolio in the event that Sub-Adviser or any officer or director of Sub- Adviser has taken any action which results in a material breach of the covenants of Sub-Adviser under this Agreement.

(c) This Agreement shall automatically terminate in the event the Investment Management Agreement between Adviser and the Fund with respect to each Fund Portfolio is terminated, assigned or not renewed.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments of any unpaid balance of the compensation described in Section 4 earned prior to such termination.


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12. NOTICE Any notice under this Agreement by a party shall be in writing, addressed and personally delivered, mailed postage prepaid, or sent by facsimile transmission with confirmation of receipt, to the other party at such address as such other party may designate for the receipt of such notice.

13. LIMITATIONS ON LIABILITY All parties are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered into in the name or on behalf thereof by any of its Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to each Fund Portfolio for the enforcement of any claims.


14. ADVISER RESPONSIBILITY Adviser will provide Sub-Adviser with copies of the Fund's Declaration of Trust, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement, and the resolutions of the Trustees selecting Adviser as investment manager to the Fund and approving the form of Adviser's Management Agreement with the Fund and the Code of Ethics of the Fund and of Adviser as currently in effect; provided, however, that any changes or modifications to the foregoing must be properly certified or otherwise authenticated and shall not be binding on Sub-Adviser until it is notified thereof Such notification to Sub-Adviser will be provided within 30 days of the time such materials became available to Adviser.

15. ARBITRATION OF DISPUTES Any claim or controversy arising out of or relating to this Agreement which is not settled by agreement of the parties shall be settled by arbitration in Santa Monica, California before a panel of three arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The parties agree that the such arbitration shall be the exclusive remedy hereunder, and each party expressly waives any right it may have to seek redress in any other forum. Any arbitrator acting hereunder shall be empowered to assess no remedy other than payment of fees and out-of-pocket damages. Each party shall bear its own expenses of arbitration, and the expenses of the arbitrators and of a transcript of any arbitration proceeding shall be divided equally between the parties. Any decision and award of the arbitrators shall be binding upon the parties, and judgment thereon may be entered in the Superior Court of the State of California or any other court having jurisdiction. If litigation is commenced to enforce any such award, the prevailing party will be entitled to recover reasonable attorneys' fees and costs.

16. MISCELLANEOUS This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and may be amended only by written consent of both parties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any


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provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

17. APPLICABLE LAW THIS Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 above which will be construed in accordance with Delaware law) the laws of the state of California.


Adviser and Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

WILSHIRE ASSOCIATES INCORPORATED                 SCUDDER KEMPER INVESTMENTS

 By ________________________                     By ________________________

 Title  ____________________                     Title _____________________

 By ________________________                     By ________________________

 Title _____________________                     Title _____________________

                                   EXHIBIT I

                             FUND PORTFOLIO LISTING

                     Horace Mann Socially Responsible Fund

                         Horace Mann International Fund

EXHIBIT 2

                                  FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Portfolio Segment each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rate:

Horace Mann Socially Responsible Fund:

 0.55%            on first $20 million of assets under management
 0.45%            on next $20 million
 0.30%            on next $60 million
 0.275%           on the balance

Horace Mann International Fund:

 0.70%            on first $40 million of assets under management
 0.50%            on next $60 million
 0.45%            on the balance

Sub-Adviser's fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.